Exhibit 99.20

ISSN 1718-8369

Volume 8, number 11	June 27, 2014

PRELIMINARY AS AT MARCH 31, 2014

Note to the reader: Preliminary results for 2013-2014

The results published on June 27, 2014 regarding the fiscal year ended March 31, 2014 are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be presented this fall in the 2013-2014 Public Accounts.

Highlights for March 2014

❑

Budgetary revenue in March amounts to $6.1 billion, down $94 million compared to last year. Own source revenue amounts to $4.7 billion, down $11 million compared to last year while federal transfers decrease $83 million to stand at $1.5 billion.

❑	Program spending amounts to $6.6 billion, up $192 million more than March, 2013.

❑	Debt service stands at $735 million, up $48 million compared to last year.

❑	Taking the $117 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.5 billion for March 2014.

On the basis of the cumulative results as at March 31, 2014, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $3.1 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	March		April to March				2014-2015 Budget
								Forecast
								Growth
	2013	2014	2012-2013		2013-2014	% Change	2013-2014%
BUDGETARY REVENUE
Own-source revenue	4 681	4 670	51 859	[1]	52 767	1,8	52 805	1.8
Federal transfers	1 549	1 466	15 707		16 701	6.3	16 701	6.3
Total	6 230	6 136	67 566		69 468	2.8	69 506	2.9
BUDGETARY EXPENDITURE
Program spending	- 6 429	- 6 621	- 62 247		- 64 487	3.6	- 64 518	3.6
Debt service	- 687	- 735	- 7 766		- 8 443	8.7	- 8 443	8.7
Total	- 7 116	- 7 356	- 70 013		- 72 930	4.2	- 72 961	4.2
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 13	- 407	804		450	—	485	—
Health and social services and education networks	254	99	43		- 130	—	- 130	—
Generations Fund	108	117	961		1 121	—	1 121	—
Total	349	- 191	1 808		1 441	—	1 476	—
Exceptional loss-closing of Gentilly-2	—	—	- 1 876		—	—	—	—
SURPLUS (DEFICIT)	- 537	- 1 411	- 2 515		- 2 021	—	- 1 979	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 108	- 117	- 961		- 1 121	—	- 1 121	—
Exclusion-Exceptional loss[3]	—	—	1 876		—	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 645	- 1 528	- 1 600		- 3 142	—	- 3 100	—

(1)	Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.
(3)

Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT MARCH 31, 2014

Budgetary balance

❑	For the period from April 2013 to March 2014, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $3.1 billion.

❑	Those preliminary results show a 4.2% growth of budgetary expenditure for fiscal year 2013-2014 as announced in the 2014-2015 Budget.

Budgetary revenue

❑	From April 1, 2013 to March 31, 2014, budgetary revenue amounts to $69.5 billion, $1.9 billion more than as at March 31, 2013.

	—	Own-source revenue stands at $52.8 billion, $908 million more than last year.

—

Federal transfers amount to $16.7 billion, up $994 million compared to March 31, 2013. They take into account $1 037 million stemming from the payment by the federal government of $1 467 million[1] corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $72.9 billion, an increase of $2.9 billion, or 4.2%, compared to last year.

For the fiscal year, program spending rose by $2.2 billion, or 3.6%, and stands at $64.5 billion. The most significant changes are in the Health and Social Services ($1 172 million) and the Education and Culture ($682 million) missions.

Debt service amounts to $8.4 billion, up $677 million or 8.7% compared to last year.

1               Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on January 1st 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 million was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 million, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the Fund to Finance Health and Social Services Institutions (FINESSS), at the rate of $122 million per month.

Consolidated entities

❑	As at March 31, 2014, the results of consolidated entities show a surplus of $1.4 billion. These results include:

	—	a surplus of $450 million for non-budget-funded bodies and special funds;

	—	revenue dedicated to the Generations Fund of $1.1 billion;

	—	a $130 million deficit for the health and social services and the education networks.

Net financial requirements

❑

As at March 31, 2014, consolidated net financial requirements stand at $948 million, a decrease of $3.7 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	March			April to March
	2013	2014	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 681	4 670	- 11	51 859	[1]	52 767	908
Federal transfers	1 549	1 466	- 83	15 707		16 701	994
Total	6 230	6 136	- 94	67 566		69 468	1 902
BUDGETARY EXPENDITURE
Program spending	- 6 429	- 6 621	- 192	- 62 247		- 64 487	- 2 240
Debt service	- 687	- 735	- 48	- 7 766		- 8 443	- 677
Total	- 7 116	- 7 356	- 240	- 70 013		- 72 930	- 2 917
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 13	- 407	- 394	804		450	- 354
Health and social services and education networks	254	99	- 155	43		- 130	- 173
Generations Fund	108	117	9	961		1 121	160
Total	349	- 191	- 540	1 808		1 441	- 367
Exceptional loss-closing of Gentilly-2	—	—	—	- 1 876		—	1 876
SURPLUS (DEFICIT)	- 537	- 1 411	- 874	- 2 515		- 2 021	494
Consolidated non-budgetary surplus (requirements)	844	4 066	3 222	- 2 112		1 073	3 185
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	307	2 655	2 348	- 4 627		- 948	3 679

(1)        Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	March			April to March
			Change					Change
Revenue by source	2013	2014	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 529	1 342	- 12.2	18 753		19 089		1.8
Contributions to Health Services Fund	580	592	2.1	6 597		6 765		2.5
Corporate taxes	585	608	3.9	3 919		3 146		- 19.7
Consumption taxes	1 219	1 250	2.5	15 583		16 544		6.2
Others sources	211	247	17.1	1 899		1 793		- 5.6
Total own-source revenue excluding government enterprises	4 124	4 039	- 2.1	46 751		47 337		1.3
Revenue from government enterprises	557	631	13.3	5 108	[1]	5 430		6.3
Total own-source revenue	4 681	4 670	- 0.2	51 859		52 767		1.8
Federal transfers
Equalization	616	653	6.0	7 391		7 833		6.0
Protection payment	30	—	—	362		—		—
Health transfers	409	462	13.0	4 792		5 290		10.4
Transfers for post-secondary education and other social
programs	126	129	2.4	1 486		1 534		3.2
Other programs	124	136	9.7	943		1 007		6.8
Subtotal	1 305	1 380	5.7	14 974		15 664		4.6
Harmonization of the QST with the GST – Compensation	244	86	- 64.8	733		1 037	[2]	41.5
Total federal transfers	1 549	1 466	- 5.4	15 707		16 701		6.3
BUDGETARY REVENUE	6 230	6 136	- 1.5	67 566		69 468		2.8

(1)        Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        In addition to this amount, $430 million is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April 2013 to March 2014 to $1 467 million. The federal compensation revenues were recognized in two instalments. The first instalment of $733 million was recognized over the last three months of 2012-2013, while the second instalment of $1 467 million was distributed throughout 2013-2014.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	March			April to March
			Change			Change
Expenditures by mission	2013	2014	%	2012-2013	2013-2014%
Program spending
Health and Social Services	3 286	3 393	3.3	30 105	31 277	3.9
Education and Culture	1 517	1 487	- 2.0	16 632	17 314	4.1
Economy and Environment	681	495	- 27.3	5 395	5 274	- 2.2
Support for Individuals and Families	578	534	- 7.6	6 243	6 311	1.1
Administration and Justice	367	712	94.0	3 872	4 311	11.3
Total program spending	6 429	6 621	3.0	62 247	64 487	3.6
Debt service	687	735	7.0	7 766	8 443	8.7
BUDGETARY EXPENDITURE	7 116	7 356	3.4	70 013	72 930	4.2

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	March 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	1 004	117	184	346	2 097	—	3 748	- 1 902	1 846
EXPENDITURE
Expenditure	- 989	—	- 184	- 346	- 2 227	99	- 3 647	1 781	- 1 866
Debt service	- 207	—	—	—	- 85	—	- 292	121	- 171
TOTAL	- 1 196	—	- 184	- 346	- 2 312	99	- 3 939	1 902	- 2 037
RESULTS	- 192	117	—	—	- 215	99	- 191	—	- 191

April 2013 to March 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	10 718	1 121	1 006	5 755	22 689	—	41 289	- 22 199	19 090
EXPENDITURE
Expenditure	- 8 296	—	- 1 006	- 5 755	- 21 562	- 130	- 36 749	21 083	- 15 666
Debt service	- 1 997	—	—	—	- 1 102	—	- 3 099	1 116	- 1 983
TOTAL	- 10 293	—	- 1 006	- 5 755	- 22 664	- 130	- 39 848	22 199	- 17 649
RESULTS	425	1 121	—	—	25	- 130	1 441	—	1 441

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-7382.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca.